Exhibit 5.1



                               FAEGRE & BENSON LLP
                   -------------------------------------------

                   2500 REPUBLIC PLAZA, 370 SEVENTEENTH STREET
                           DENVER, COLORADO 80202-4004
                             TELEPHONE 303.592.9000
                             FACSIMILE 303.820.0600
                                 www.faegre.com

                                   May 8, 2002


Board of Directors
Stockgroup Information Systems Inc.
500-750 W. Pender Street
Vancouver, B.C.
Canada V6C 2T7

RE:  Opinion and Consent

Gentlemen:

     In connection with the proposed registration under the Securities Act of 1933, as amended, of shares of Common Stock of Stockgroup Information Systems Inc., a Colorado corporation (the "Company"), offered and to be offered pursuant to the Company's 2001 and 2002 Stock Option Plans, as amended (the "Plans"), we have examined the Company's Articles of Incorporation, as amended, its By-Laws, and such other documents, including the Registration Statement on Form S-8, dated the date hereof, to be filed with the Securities and Exchange Commission relating to such shares (the "Registration Statement"), and have reviewed such matters of law, as we have deemed necessary for this opinion. Accordingly, based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Colorado.

     2. The Company has duly authorized the issuance of the shares of Common Stock which may be issued pursuant to the Plans.

     3. The shares which may be issued pursuant to the Plans will be, upon issuance in accordance with the terms of either of the Plans, validly issued and outstanding and fully paid and nonassessable.

     For purposes of the foregoing opinion, we have assumed that certain outstanding convertible debt of the Company that has no minimum per share conversion price will not be converted to Common Stock at a conversion price of less than $.034 per share and that, therefore, sufficient authorized but unissued shares of Common Stock will be available to cover the issuance of 2,500,000 shares of the Company's Common Stock under the Plans.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,



                                        FAEGRE & BENSON LLP


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